Exhibit 10(j)
AMENDMENT NUMBER ONE TO THE
COMPASS BANCSHARES, INC.
SMARTINVESTOR RETIREMENT BENEFIT RESTORATION PLAN
AS AMENDED AND RESTATED AS OF JANUARY 1, 2005
     The Compass Bancshares, Inc. SmartInvestor Retirement Benefit Restoration Plan as amended and restated as of January 1, 2005 (the “Plan”) is hereby amended as follows:
     1. Effective upon and subject to the consummation of the share exchange described in that certain Transaction Agreement entered into by and between Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”) and Compass Bancshares, Inc. dated as of February 16, 2007 (the “Share Exchange”), the Plan shall thereafter be titled and known as the “Compass SmartInvestor Retirement Benefit Restoration Plan.”
     2. Effective as of August 1, 2007 (a) a Participant will no longer be permitted to request that any amounts contributed under the Plan in the future be deemed invested in Common Stock or request an exchange from one deemed investment into a deemed investment in Common Stock, (b) dividends and other distributions received with respect to a Participant’s deemed investment in Common Stock shall no longer be deemed reinvested in Common Stock but shall be deemed invested in accordance with the Participant’s Investment Request, and (c) each share of Common Stock in which a Participant’s Account is deemed invested immediately prior to the share exchange described in that certain Transaction Agreement entered into by and between Banco Bilbao Vizcaya Argentaria, S.A. and Compass Bancshares, Inc. dated as of February 16, 2007, shall be deemed exchanged for a cash amount equal to the Per Share Amount (as defined and pursuant to the terms and conditions in the Transaction Agreement) and such cash proceeds shall be deemed to be invested based upon the Participant’s other Investment Requests, by deleting current Section 7.2 and substituting in lieu thereof the following:
     7.2 (a) Participants shall be permitted to request from among such investment options as the Administrative Committee may permit and can allocate their Accounts among such options for the Plan Year. Dividends, interest and other distributions received with respect to any Investment Request shall be deemed to be reinvested in the same investment option on such valuation system as shall be approved by the Administrative Committee; provided however, that effective August 1, 2007, dividends and other cash distributions received with respect to a Participant’s deemed investment in Common Stock shall no longer be deemed reinvested in Common Stock but shall be deemed invested in accordance with the Participant’s Investment Requests. No Participant shall be entitled to any voting rights with respect to any shares of Common Stock credited to his Account.
     (b) Notwithstanding any provision in this Plan to the contrary, a Participant shall no longer be permitted to request that any Employer Contributions credited to his Account on or after August 1, 2007 be deemed invested in Common Stock or request an exchange from one deemed investment into a deemed investment in Common Stock. Any Investment Request which directs the investment of Employer Contributions credited to a Participant’s Account on or after August 1, 2007 into Common Stock shall be void and the Employer Contributions that would otherwise be deemed invested in Common

Stock shall be deemed to be invested based upon the Participant’s other Investment Requests; provided that if such Participant has no other Investment Request other than Common Stock then such Employer Contributions shall be deemed to be invested in the default fund selected by the Administrative Committee.
     (c) Each share of Common Stock in which a Participant’s Account is deemed invested immediately prior to the consummation of the share exchange described in that certain Transaction Agreement entered into by and between Banco Bilbao Vizcaya Argentaria, S.A. and Compass Bancshares, Inc. dated as of February 16, 2007, shall be deemed exchanged for a cash amount equal to the Per Share Amount (as defined and pursuant to the terms and conditions in the Transaction Agreement) and such cash proceeds shall be deemed to be invested based upon the Participant’s other Investment Requests; provided that if such Participant has no other Investment Request other than Common Stock then any such proceeds shall be deemed invested in the default fund selected by the Administrative Committee.
     3. Effective as of August 1, 2007, in order to comply with the cash out rules set forth in Section 409A of the Code and the final Treasury Regulations issued thereunder, delete the current second paragraph of Section 8.1 and substitute in lieu thereof the following:
     In the event the value of any Participant’s Account is not greater than the “applicable dollar amount” under Section 402(g)(1)(B) of the Code at the time distribution is to commence, the Account shall be distributed in cash in a lump sum notwithstanding a Participant’s election to have his Account distributed in installments under the Plan provided that the payment accomplishes the termination of the Participant’s entire interest in the Plan and is made on or before the later of (i) December 31 of the calendar year of the Participant’s Separation from Service or (ii) the date that is two and one-half calendar months after the Participant’s Separation from Service. All payments due under this Section 8.1 shall be made or shall commence as soon as reasonably feasible following a Participant’s termination of employment. Any amounts deemed to be invested in a Company stock fund shall be equal to the market value of any shares of Common Stock reported in a Participant’s Account, based on the Closing Price of such Common Stock during the day on which the distribution is processed immediately preceding a lump sum distribution. No portion of a Participant’s Account shall be distributed in Common Stock. The portion of an Account attributable to investments deemed to be made in investments other than Common Stock shall be valued on the date a distribution is processed. The transfer by a Participant between Employing Companies shall not be deemed to be a termination of employment with an Employing Company for purposes of this Plan.
     4. Effective as of August 1, 2007, in order to remove an inconsistency between Sections 8.2 and 8.7 regarding the form of payment to be received by Participants upon a Change in Control, delete the current Section 8.2 and substitute in lieu thereof the following:
     8.2 On the Effective Date, a Participant shall elect the form of payment to be received upon his death or Separation from Service, such form to be either (a) a lump sum, or (b) monthly, quarterly, or annual installments over a period not to exceed fifteen (15) years. The initial payment election with respect to the form of payment shall govern the distribution of such Participant’s Account, except as provided in Section 8.3. If a Participant fails to specify a form of payment, his Account shall be distributed in a lump sum.
     5. Effective as of August 1, 2007, in order to comply with the cash out rules set forth in Section 409A of the Code and the final Treasury Regulations issued thereunder, delete the current Section 8.4 and substitute in lieu thereof the following:
     8.4 Subject to compliance with the provisions of Article IX, upon the death of a Participant prior to the payment of his Account, the vested balance of his Account shall be paid to the Participant’s Beneficiary in a lump sum or in equal monthly, quarterly or annual installments not to exceed a fifteen (15)-year period as specified on the Participant’s payment election form with such payment to be made, or payments to commence in the case of installment distributions, within sixty (60) days following the close of the calendar quarter in which the Administrative Committee is provided evidence of the Participant’s death (or as soon as reasonably practicable thereafter); provided, however, if the value of a Participant’s Account is not greater than the “applicable dollar amount” under Section 402(g)(1)(B) of the Code at the time distribution is to commence, the Account shall be distributed in cash in a lump sum notwithstanding a Participant’s election to have his Account distributed in installments under the Plan provided that the payment accomplishes the termination of the Participant’s entire interest in the Plan and is made on or before the later of (i) December 31 of the calendar year of the Participant’s death or (ii) the date that is two and one-half calendar months after the Participant’s death. In the event a Beneficiary designation is not on file or the designated Beneficiary is deceased or cannot be located, payment will be made to the estate of the Participant. The market value of any shares of Common Stock credited to a Participant’s Account shall be based on the Closing Price of such Common Stock during the day on which the distribution is processed immediately preceding the date of any lump sum or installment distribution. No portion of a Participant’s Account shall be distributed in Common Stock. The portion of an Account attributable to investments other than Common Stock shall be valued on the date a distribution is processed. In the event of the death of a Participant subsequent to the commencement of installment payments but prior to the completion of the payments, the installments shall continue and shall be paid to the Beneficiary (or to the Participant’s estate as the case may be) as if the Participant had not died.
     6. All the other terms, provisions and conditions of the Plan not amended herein shall remain in full force and effect.
     IN WITNESS WHEREOF, Compass Bancshares, Inc. has caused this Amendment Number One to be executed by its duly authorized officers as of the                      day of                                         , 2007.

COMPASS BANCSHARES, INC.

Attest:	By:

Title:	Its:

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